NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110-8902	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-820-6655
414-747-2890 Fax

Release date: 27 February 2006

Ladish Reaches New Labor Contract

(Cudahy, WI) – Ladish Co., Inc. (www.ladishco.com) (“Ladish”) and members of Local #1862 of the International Association of Machinists and Aerospace Workers (“IAMAW”) ratified a new six-year labor agreement on Sunday, February 26. This new agreement replaces the prior three-year agreement which expired on that date. Local #1862 represents approximately 230 Ladish workers, and is the largest of seven unionized groups at Ladish’s Wisconsin facility. Five other labor agreements will be negotiated during 2006.

The new agreement includes wage increases totaling 17% spread over the six years of the agreement, in addition to certain pension improvements. The Company and the IAMAW also agreed to share the increased costs of group health insurance.

Kerry Woody, Ladish President and CEO stated, “We are pleased to have a six-year agreement with the IAMAW. The Company and the IAMAW jointly recognized the importance of the recent long-term agreements signed with major customers such as Rolls-Royce and General Electric for jet engine forgings and the need for a long-term commitment from our employees to support that business. We continue to work with all of our employees to improve efficiency and productivity; this agreement will serve to enhance our working relationship toward that end in the years ahead.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

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